Exhibit 99.2

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS MEETS WITH ANALYSTS TODAY

NORTHFIELD, Ill. – March 27, 2009 – Kraft Foods Inc. (NYSE: KFT) announced that Tim McLevish, Executive Vice President and CFO, will meet today with analysts in New York City. The meeting is solely to discuss Kraft Foods’ revised presentation of financial results from prior periods, coinciding with previously announced changes in the company’s operating structure and other accounting changes, primarily a change from the use of the LIFO inventory method for some domestic inventories to the average cost method.

On March 26, 2009, Kraft Foods filed a Form 8-K with the U.S. Securities and Exchange Commission (SEC) with financial schedules for 2008, 2007 and 2006 reflecting these changes. As disclosed in its Annual Report on Form 10-K for the year ended Dec. 31, 2008, which was filed with the SEC on Feb. 27, 2009, Kraft Foods announced changes in its operating structure, effective January 2009.

Today, Kraft Foods also filed a Form 8-K with the SEC with the slides used in the discussion with analysts. These slides are available at http://www.kraftfoodscompany.com and http://idea.sec.gov.

Kraft Foods makes today delicious in 150 countries around the globe. Our 100,000 Kraft Foodies work tirelessly to make delicious foods consumers can feel good about. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, our brands inspire millions of delicious moments every day. Kraft Foods is the world’s second largest food company with annual revenues of $42 billion. The company is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.

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